Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

March 9, 2005

Contact: Investors: Jennifer Rice, (847) 295-5000, investor.relations@hewitt.com Genny Pennise, (847) 295-5000, investor.relations@hewitt.com Media: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Revises Earnings Outlook for Second Quarter and Fiscal 2005; Company Extends Expiration Date of Tender Offer

Company Awarded Two New HR BPO Clients

LINCOLNSHIRE, Ill. — Hewitt Associates, a global human resources services firm, today announced it is revising its outlook for its second quarter and fiscal 2005 earnings results.

In its February 4, 2005, first quarter earnings release and conference call, the Company had reiterated its expectation for fiscal 2005 core earnings of $152 million to $156 million (including about $20 million of estimated expenses related to the amortization of Exult acquisition-related intangible assets, approximately $20 million of integration and retention costs related to the merger and approximately $25 million of estimated operating synergies). The Company now expects core earnings of $145 million to $150 million for the year. For the second quarter the Company now expects core earnings of about $30 million to $32 million, versus the $33 million to $35 million indicated in prior guidance.

The revised outlook is due to the following factors: lower margins on benefits outsourcing services; one-time charges of approximately $8 million related to the termination of an acquired client relationship, most of which will occur in the second quarter; a higher mix of lower margin revenues within Outsourcing; and modestly lower Consulting revenues versus expectations. These factors will be partially offset by lower variable compensation expenses.

The Company now anticipates free cash flow for fiscal 2005 of $150 million to $165 million, versus $175 million to $190 million, as a result of the above changes.

“Current conditions have caused us to moderate our earnings expectations, however the Company continues to expect revenues and margins to fall within the previously stated ranges, although at the lower end of the ranges for both segments,” stated Chairman and CEO Dale L. Gifford. “We continue to experience growth in our services and remain excited about the increasing level of interest and activity we’re seeing in broader HR outsourcing. Hewitt was recently awarded two new HR BPO clients, expected to be named shortly, bringing the total number to nine since closing our deal with Exult.”

As a result of this revised financial outlook, the Company has extended the expiration date of its offer to purchase up to 8 million shares of its outstanding Class A, Class B and Class C common stock under its previously announced modified “Dutch Auction” tender offer. The tender offer, which was originally due to expire at 12:00 midnight, New York City Time, on Friday, March 11, 2005, is now set to expire at 12:00 midnight, New York City Time, on Wednesday, March 16, 2005, unless further extended. Tenders of shares must be made prior to the expiration of the tender offer and any shares previously tendered may be withdrawn any time prior to the expiration of the tender offer. All other terms and conditions of the tender offer as described in the Offer to Purchase and related materials distributed to stockholders continue to apply to the tender offer as extended. (Refer to the February 11, 2005 press release for more information on the tender offer.)

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking and Pro Forma Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the heritage Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s most recent Form 10-K and most recent prospectus filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

Additional Disclosures

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s stock. The Company’s offer is only being made pursuant to the Offer to Purchase and related materials dated February 11, 2005. Stockholders should read these materials carefully. The materials contain important information, including various terms and conditions to the offer. Stockholders can obtain a copy of the Offer to Purchase and related materials for free at the Securities and Exchange Commission’s web site, www.sec.gov, or from Georgeson Shareholder Communications, Inc., the Company’s information agent for the offer, by calling 1-877-278-9664. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

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